Exhibit Number	Exhibit Description
4
Management agrees to furnish to the Securities and Exchange Commission, upon request, a copy of any agreements or instruments of Southside Bancshares, Inc. and its subsidiaries defining the rights of holders of any long-term debt whose authorization does not exceed 10% of total assets.